Exhibit 10.5

27 August, 2015

CHEUNG Chung Wing, Water

Present

Dear Water

Variation to Your Letter of Employment dated 16 January, 2010 (the “Letter Agreement”)

Further to recent discussions, this letter (“Amendment Agreement”) outlines the following Amendment to the Letter Agreement .

The paragraph headed “Draw” in your Letter Agreement is deleted and replaced with the following:

“You will be paid, as an advance against the receipt of commission compensation (“Transaction Compensation”) a minimum rate of basic draw of HK$390,000 per annum (the “Draw”), less any amounts that are required to be deducted by law, payable monthly in arrears in accordance with the Company’s payroll and compensation policies and practices in effect and as may be amended in the sole discretion of the Company from time to time. The Company may review your Draw from time to time and at any time. Any Transaction Compensation will be determined and paid in accordance with the Company’s payroll and compensation policies and practices in effect and as may be amended in the sole discretion of the Company from time to time.”

All other terms of the Letter Agreement (inclusive of Schedule A - Standard Terms and Conditions of Employment and Schedule B - Restrictive Covenant Agreement) remain unchanged and continue to be in effect. The employee benefit of payment by the Company of half the premium for your medical insurance plan (with the other half paid by you by deduction from any Transaction Compensation payable to you) will continue per the Company’s existing policy.

The terms of your Letter Agreement as amended by this Amendment Letter will apply with effect from Tuesday, 1 September, 2015. Please sign and return the attached copy of this letter to indicate your understanding of, and consent to, this Amendment Letter on or before Monday, 31 August, 2015.

Yours faithfully
For and on behalf of
StormHarbour Securities (Hong Kong) Limited

/s/ Antonio Cacorino
Antonio Cacorino
Managing Principal

I accept and agree to the terms of this Amendment Letter

/s/ CHEUNG Chung Wing Water
CHEUNG Chung Wing Water
Date: 31 Aug 2015